EXHIBIT 99.1

Rimage Reports Strong Second Quarter 2013 Revenue Growth of 16%

Company Increases Qumu 2013 Year-over-Year Revenue Guidance to Greater Than 70%

Qumu Revenues of $4.8 Million; Up 250% from 2Q 2012

Company Implements Cost Reduction Measures in Disc Publishing Operation

Conference call today at 4:30 p.m. ET

Minneapolis, MN – July 24, 2013 – Rimage Corporation (NASDAQ: RIMG) today reported its financial results for the second quarter ended June 30, 2013. Revenues for the second quarter of 2013 totaled $21.2 million, an increase of 16% from the second quarter of 2012, driven by continued strong growth in revenues from Qumu and higher consumables revenue in the disc publishing business.

Qumu Second Quarter Financial Highlights

•	Qumu revenues totaled $4.8 million in the second quarter of 2013, an increase of 250% from $1.4 million in the second quarter of 2012 and 11% above the $4.3 million in revenues reported in the first quarter of 2013.
•	Qumu contracted commitments were $3.4 million in the recent second quarter. Contracted commitments year to date through the second quarter are now $7.8 million compared to $6.5 million for the first half of 2012.
•	Qumu’s backlog of contracted revenues was $11.1 million at June 30, 2013 compared with $12.4 million at March 31, 2013.

Sherman L. Black, president and CEO, said, “Video is quickly gaining traction as the new ‘document’ in progressive companies. Video enables professionals to communicate with emotional impact and more easily explain visually complex subjects, leading to higher levels of employee engagement and social collaboration. Qumu continues to gain recognition in the market for our enterprise video services platform as a result of the breadth of our enterprise integrations, rich mobile apps, and our ability to meet the needs of both end users and IT professionals.

“The strong revenue growth for Qumu in the quarter was a testament to growing customer adoption of our products and confirms our confidence in the outlook. We now expect to see Qumu revenue growth in excess of 70% in 2013 compared with 2012.

“During the second quarter, we introduced our cloud offering and signed contracts with three new cloud clients. As enterprises increasingly move to the cloud, our ability to offer subscription-based cloud access to our video services accelerates our deal closure time and allows a fast, client friendly deployment. Also, in recognition of its importance to the future of the corporation and to further strengthen awareness of Qumu, we announced that we will be changing our corporate name to Qumu Corporation, effective in the third quarter.”

Disc Publishing Second Quarter Financial Highlights

“Disc publishing revenues in the second quarter totaled $16.4 million, down just 3% from the second quarter of 2012 and higher than our initial expectations. The primary factor in the revenue performance was strength in recurring consumable sales to the retail market. We continue to believe that there are pockets of strength in the disc publishing markets including surveillance, media and entertainment, medical and financial services.

“As we have discussed, our intention is to optimize the cost structure of the disc publishing business to maximize its ability to generate cash. As a result, during the second quarter we implemented a reduction in force that we anticipate will deliver cost savings (net of severance) of approximately $0.7 million over the balance of 2013 and approximately $2.8 million in 2014. With this, along with several other cost reductions that we have identified, we believe the disc publishing business is well positioned to generate strong cash flow this year and in the future,” Mr. Black concluded.

Second Quarter 2013 Financial Highlights

•	Total revenues for the second quarter 2013 were $21.2 million, 16% above revenues in the second quarter last year. The increase was driven by significant growth in Qumu revenues, partially offset by a small decline in disc publishing revenues.
•	Gross margin for the second quarter of 2013 was 49% compared with 45% in the second quarter a year ago. The increased gross margin was driven by the increase in higher margin software sales as part of overall total sales. The Qumu second quarter gross margin was 69% compared to 43% for disc publishing.
•	Operating expenses in the quarter were $12.3 million compared with $12.0 million in the second quarter last year. Included in the recent second quarter results was approximately $0.4 million of severance expense.
•	The net loss for the second quarter was $2.0 million, or $(0.22) per share. Excluding severance expense, the net loss was $1.5 million, or $(0.18) per share, compared with a net loss of $2.8 million, or $(0.27) per share in the second quarter of 2012 in which there was no comparable severance expense. On a non-GAAP basis excluding severance and intangible amortization, the second quarter 2013 loss per share was $(0.14).
•	Cash and marketable securities totaled $46.1 million at June 30, 2013 compared with $48.4 million at March 31, 2013. Cash used in operations in the second quarter was approximately $1.9 million and second quarter capital expenditures were $0.3 million.

First Six Months of 2013 Financial Highlights

•	Total revenues were $40.7 million, an increase of 8% over the same period of the prior year.
•	First half 2013 Qumu revenues grew 233% to $9.2 million in the first half of 2012. Disc publishing revenues declined 10% to $31.6 million.
•	The net loss for the six month period of 2013 was $5.9 million, or $(0.68) per share. On a non-GAAP basis, excluding amortization and severance expense, the loss per share was $(0.53). This compares with a net loss of $4.5 million, or $(0.44) per share, in the first six months of 2012, or $(0.40) per share on a non-GAAP basis, excluding amortization expenses.

Stock Repurchase Program

The Company did not repurchase any shares of Rimage common stock during the second quarter 2013. There are approximately 778,000 shares remaining for repurchase under the authorization. As of June 30, 2013, there were 8,674,000 shares outstanding.

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Revenue Guidance

Based on the current outlook, the Company continues to believe the revenue guidance previously established for 2013 is achievable and expects consolidated revenues to grow compared to 2012. Qumu revenues are now expected to grow greater than 70% in 2013 compared to 2012, an increase compared to previous guidance. The Company expects this Qumu growth to be partially offset by a decline in disc publishing revenues. Third quarter 2013 revenues are expected to be between $19 and $21 million. For the year, the Company expects cash used in operations to remain in the low single digit millions.

Earnings per Share Reconciliation

	Second Quarter 2013	First Half 2013

GAAP earnings (loss) per share	$(0.22)	$(0.68)

Impact of amortization of intangibles	$0.03	$0.06

Severance	$0.05	$0.09

Non-GAAP earnings (loss) per share	$(0.14)	$(0.53)

Note to reconcile non-GAAP financial measures to GAAP

Management believes non-GAAP financial information provides meaningful supplemental information regarding the Company’s financial performance by excluding the amortization of Qumu acquisition intangibles and severance expense that may not be indicative of the core business operating results. Rimage believes that this additional financial information is useful to management and investors in assessing the Company’s historical and future performance.

Conference Call

The Company has scheduled a conference call and webcast to review its second quarter results and recent corporate developments today, July 24, 2013 at 4:30 p.m. Eastern Time. The dial-in number for the conference call is 877-941-1465 for domestic participants and 480-629-9867 for international participants. Investors can also access a webcast of the live conference call by linking through the investor relations section of the Rimage website, www.rimage.com. Webcasts will be archived on Rimage’s website.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about: the Company’s future revenue and operating performance, the demand for the Company’s products or software, the integration of the Qumu business, anticipated synergies between Rimage and Qumu businesses, the effect of changes in technology, the development and marketing of new products, or repurchases under the Company’s expanded stock repurchase program. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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About Rimage Corporation

Founded in 1978, Rimage Corporation (NASDAQ: RIMG) helps businesses deliver digital content directly and securely to their employees, customers, and partners.  Rimage’s Qumu business is the global leader in the rapidly growing enterprise video communications market and an innovator in the secure mobile delivery of rich content. Rimage’s Disc Publishing business is the global leader in CD, DVD and Blu-ray-Disc™ archiving and distribution solutions. Rimage’s industry-leading solutions help thousands of organizations in North America, Europe and Asia use video and other rich content to increase engagement and collaboration without losing control. Additional information can be found at www.rimage.com.

Blu-ray Disc™ is a trademark of the Blu-ray Disc Association.

Investor Contacts:

James Stewart, CFO

Rimage Corporation

952/944-8144

Jenifer Kirtland

EVC Group

415/568-9349

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RIMAGE CORPORATION

Selected Consolidated Financial Information

(In thousands except per share data)

(Unaudited)

Consolidated Statements of Operations Information:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Revenues	$21,248	$18,284	$40,744	$37,745
Cost of revenues	10,798	9,987	21,060	19,875
Gross profit	10,450	8,297	19,684	17,870
Operating expenses:
Research and development	3,225	2,894	6,582	5,999
Selling, general and administrative	8,927	8,866	18,643	18,062
Amortization of purchased intangibles	156	264	313	511
Total operating expenses	12,308	12,024	25,538	24,572
Operating loss	(1,858)	(3,727)	(5,854)	(6,702)
Other income (expense), net	(103)	4	(200)	(64)
Loss before income taxes	(1,961)	(3,723)	(6,054)	(6,766)
Income tax expense (benefit)	53	(902)	(1)	(2,176)
Net loss	(2,014)	(2,821)	(6,053)	(4,590)
Net loss attributable to
noncontrolling interest	63	71	125	135
Net loss attributable to Rimage	$(1,951)	$(2,750)	$(5,928)	$(4,455)

Net loss per basic share	$(0.22)	$(0.27)	$(0.68)	$(0.44)

Net loss per diluted share	$(0.22)	$(0.27)	$(0.68)	$(0.44)
Basic weighted average
shares outstanding	8,687	10,177	8,685	10,197
Diluted weighted average
shares outstanding	8,687	10,177	8,685	10,197

Consolidated Balance Sheet Information:

	Balance as of
	June 30, 2013	December 31, 2012
Cash and marketable securities	$46,054	$50,140
Receivables	13,673	13,055
Inventories	5,167	6,036
Total current assets	71,456	75,950
Property and equipment, net	5,578	5,966
Total assets	89,628	95,563
Current liabilities	20,035	19,807
Long-term liabilities	4,310	5,129
Noncontrolling interest	(21)	103
Rimage stockholders’ equity	65,304	70,524

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